FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 29, 2020		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases First Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its first quarter results for the quarter ended September 30, 2020.

Sales for the first quarter were $5,208,295, which is a 3.7% decrease from sales of $5,410,762 for the same three month period one year ago. The three month net income was $126,928, compared to a net loss of $310,749 for the first quarter last year. Diluted and basic income per common share for the quarter was $0.02 compared to a loss per common share of $0.04 for the same three month period one year ago.

"The decline in net sales for the quarter was due to a decline in certain mass retailers in the U.S.," Michael J. Koss, Chairman and CEO, said today. "We experienced an increase in online direct-to-consumer sales driven by the continuation of people studying and working from home.  Additionally, we saw a rebound in our export markets, especially in Europe, and in many of our US based distributors."

"The sales mix was favorable to gross margin increasing it from 24.9% last year to 31.4% in the current quarter," Koss explained. "Early in this same quarter last year, there were significant promotional back-to-school sales to a domestic mass retail customer at very low margins.  This promotional activity accounted for the lower gross margin last year."

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	September 30
	2020	2019
Net sales	$5,208,295	$5,410,762
Cost of goods sold	3,572,067	4,063,308
Gross profit	1,636,228	1,347,454

Selling, general and administrative expenses	1,505,772	1,664,600

Income (loss) from operations	130,456	(317,146)

Interest (expense) income	(2,051)	6,397

Income (loss) before income tax provision	128,405	(310,749)

Income tax provision	1,477	—

Net income (loss)	$126,928	$(310,749)

Income (loss) per common share:
Basic	$0.02	$(0.04)
Diluted	$0.02	$(0.04)

Weighted-average number of shares:
Basic	7,404,831	7,404,831
Diluted	7,408,685	7,404,831